Exhibit 10.15

210 Broadway, Suite 401
Cambridge, MA 02139

855-522-3444

November 4, 2019

David Brainard

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Re: Offer of Employment by EverQuote, Inc.

Dear David,

I am very pleased to confirm my offer to you of employment with EverQuote, Inc. (the “Company”) in the position of EVP, Engineering, an exempt position. We would like your first day with the company to be December 9, 2019. I look forward to your acceptance of this offer. A summary of the terms of this offer and the benefits currently provided by the Company are as follows:

1.
Salary. Your base salary will be $250,000.00 annual, paid in accordance with EverQuote's standard payroll practices. You will also be paid a sign on bonus of $100,000.00 less deductions required by law. The sign on bonus will be paid out in your first pay period at the Company and will be subject to recapture should you voluntarily leave the Company prior to the one year anniversary of your start date.

2.
Equity Award. A recommendation will be submitted to the board of directors of the Company to grant you $2,300,000 in restricted stock units. Subject to Board approval, your RSUs will vest quarterly over a four-year period.

3.
Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees. EverQuote has an Open PTO (Paid Time Off) policy, in which each employee is afforded the flexibility to take vacation as necessary. We do not track or limit employee vacation times or sick days – take the time you need to operate at peak performance.

4.
At Will Employment. While I look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.

5.
Acceptance. If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. This offer will expire at 5:00 PM on Friday, November 8, 2019. Before joining the Company, you will be required to sign the Company’s Standard Agreement Regarding Inventions, Confidentiality and Non-competition. You will also be required to pass a standard background check. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Sincerely,

Seth Birnbaum, CEO

I have read and understood the above information and the Company’s offer of employment as outlined above and hereby acknowledge, accept and agree to the terms as set forth above. I confirm that, to the best of my knowledge

www.EverQuote.com

and belief, there is no contractual obligation to any previous employer which would prevent me from giving my full efforts to the Company (other than and to the extent set forth herein) or prevent the Company from benefiting from and retaining exclusive rights to any ideas or products which I may develop during my employment by the Company. I also acknowledge that my employment relationship with the Company is considered to be employment-at-will and may be terminated by either the Company or me, with or without cause or notice.

By: /s/ David Brainard_____

David Brainard

Date: 11/8 _________, 2019

www.EverQuote.com